INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Enzon Inc.:

We consent to incorporation by reference in the Registration Statement No. 33-50904 on Form S-8 of Enzon, Inc. of our report dated September 21, 1995, relating to the consolidated balance sheets of Enzon, Inc. and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1995, which report appears in the June 30, 1995 annual report on Form 10-K of Enzon, Inc.






                                    /S/KPMG PEAT MARWICK LLP
                                    KPMG Peat Marwick LLP




New York, New York
September 27, 1995




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